Exhibit 10.20

INTRASTATE WIRELESS-ORIGINATED 8YY SERVICES SETTLEMENT

AGREEMENT

This AGREEMENT (“Agreement”) is made this 4th of August, 2006, by and between Qwest Communications Corporation, a Delaware corporation, on behalf of itself and all parent, subsidiary and affiliated corporations (“Qwest”), and US LEC Corp., a North Carolina Corporation and all of its affiliates, as of the date hereof, or subsidiaries, including, but not limited to US LEC of Alabama Inc., US LEC of Florida Inc., US LEC of Georgia Inc., US LEC of North Carolina Inc., US LEC of Tennessee Inc., US LEC of Virginia L.L.C., US LEC of Maryland Inc., US LEC of Pennsylvania Inc., US LEC of South Carolina Inc., and US LEC Communications Inc. (collectively “US LEC”) (Qwest and US LEC together, the “Parties”).

RECITALS

A. WHEREAS, Qwest is a provider of, among other services, interexchange services.

B. WHEREAS, US LEC provides, among other services, certain switched services to Qwest (“Switched Traffic”) including, but not limited to, switched services for toll-free (“8YY”) calls originated by end users of various providers of wireless telecommunications services (hereinafter referred to as “Wireless-Originated 8YY Traffic”), and has billed Qwest for such Wireless-Originated 8YY Traffic.

C. WHEREAS, disputes have arisen between the Parties regarding the appropriate application of charges by US LEC to Qwest for Wireless-Originated 8YY Traffic (hereinafter referred to as the “Wireless Traffic Dispute”).

D. WHEREAS, the Federal Communications Commission issued its Eighth Report and Order and Fifth Order on Reconsideration in CC Docket No. 96-262, FCC 04-110 released May 18, 2004 addressing interstate Wireless-Originated 8YY Traffic (the “CLEC Access Order”).

CONFIDENTIAL

CONFIDENTIAL TREATMENT

E. WHEREAS, the Parties have entered into a Release and Settlement Agreement, dated August 4, 2006, (“Settlement Agreement”) to resolve the Wireless Traffic Dispute and as part of the consideration for that Settlement Agreement, have agreed to, and hereby, enter into this Intrastate Wireless-Originated 8YY Services Settlement Agreement.

F. WHEREAS, the Parties desire to establish a framework for the billing and payment of charges for intrastate Wireless-Originated 8YY Traffic that is routed by US LEC to Qwest customers via a US LEC switch as formalized in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Conduct of Future Business. The Parties agree that this Agreement shall govern the billing and payment for the services associated with intrastate Wireless-Originated 8YY Traffic and provided by US LEC to Qwest for the usage period from July 1, 2006 through December 31, 2010; provided, however, that prior to the end of this period, the Parties may negotiate a new agreement for intrastate Wireless-Originated 8YY Traffic, but, in the event the subsequent agreement has not become effective as of December 31, 2010, the Parties agree that this Agreement shall remain in effect until such date as a new agreement is effective. This Agreement applies only to intrastate Wireless-Originated 8YY Traffic and does not apply to any interstate services, including but not limited to interstate Wireless- Originated 8YY Traffic, or other intrastate services not associated with Wireless-Originated 8YY Traffic.

a. For the usage period from July 1, 2006, through December 31, 2010, Qwest will pay US LEC invoices to Qwest for intrastate Wireless-Originated 8YY Traffic bound to Qwest and switched by US LEC in the ordinary course of business and on a timely basis, subject to Qwest’s right to dispute in good faith as set forth in paragraph 1(c) below, provided however that US LEC’s invoices for this intrastate Wireless-Originated 8YY Traffic shall comply with the following requirements:

(i)	For intrastate Wireless-Originated 8YY Traffic, US LEC shall invoice Qwest for only the rate elements identified in certain access tariffs (as described below) permitted by the [***]. For Wireless-Originated 8YY Traffic, these requirements mean that the [***] may be charged, but that [***] may not be charged; and

(ii)	For intrastate Wireless-Originated 8YY Traffic, US LEC shall invoice Qwest at rates that are no higher than the lesser of the following: (1) the rates then charged for [***] the incumbent LEC competing in the same service area where the wireless call originated, as listed in that entity’s applicable intrastate access tariff; or (2) the [***] rate charged by US LEC to [***] for intrastate transiting of Wireless Originated 8YY Traffic.

b. The Parties agree that US LEC may bill and Qwest will timely pay for the services provided by US LEC for intrastate Wireless-Originated 8YY Traffic subject to the conditions set forth in Paragraph 1(a) (i) and (ii) above. Except as stated in this Agreement, the rules and regulations from the applicable US LEC state tariff will govern the provision, billing and payment of intrastate Switched Traffic by US LEC, subject to Qwest’s right to challenge the validity or applicability of the rules and regulations of US LEC’s tariff, unless the challenge is inconsistent with the terms of this Agreement or the Settlement Agreement.

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

c. For invoices for intrastate services on or after May 1, 2006, Qwest will retain the right to dispute in good faith, in accordance with the conditions set forth above and the process set forth in the applicable US LEC tariff and/or pursuant to any right Qwest may have under state law or state regulatory rules and procedures, US LEC’s invoices for Switched Traffic, but not on any basis that challenges US LEC’s right to bill for intrastate Wireless 8YY Traffic billed in accordance with paragraph 1(a) above.

2. Representations and Warranties: Each party hereto represents and warrants as follows:

a. The person executing this Agreement on its behalf is authorized to do so.

b. It has not relied upon any statement of the other party in executing this Agreement, except as expressly stated in this Agreement.

3. No Admission. Nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the Parties hereto denies any liability in connection with any claim and intends merely to avoid litigation and buy its peace.

4. Miscellaneous.

a. This Agreement and the Settlement Agreement represent the entire agreement among the Parties with respect to the billing and payment for intrastate service by US LEC for Wireless-Originated 8YY Traffic bound to Qwest customers and supersede all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing.

b. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and there respective successors and assigns.

c. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

d. This Agreement shall become effective on the date it becomes fully executed by all Parties, subject to the condition set forth in sub-section f below;

e. Each party has entered into this Agreement freely, without duress, after having consulted with attorneys and other professionals of its choice; and

f. This Agreement shall not become effective, and if executed, shall become void, unless and until the Settlement Agreement referenced in Recital E is fully executed, and the payment required in paragraph 1 of the Settlement Agreement has been received on or before the date provided in the Settlement Agreement.

5. Construction. This Agreement is to be construed in accordance with the following agreements, understandings, and principles:

a. Execution of this Agreement, the Agreement itself, any conduct or statements made in the negotiation of this Agreement, and any payments made pursuant to this Agreement shall not be construed as, or be deemed to be evidence of, an admission or concession of liability or wrongdoing by any Party, and shall not be offered or received in evidence in any action or proceeding against any Party, in any court or other forum for any purpose whatsoever other than to effectuate, enforce, or defend the provisions of the Agreement or the provisions of any related agreement or release;

b. Nothing in this Agreement shall confer any rights upon any individual or entity that is not a party to this Agreement, and the Parties do not intend that there be third-party beneficiaries of this Agreement;

c. The section headings used in this Agreement are for convenience or reference only and shall not be used in any manner to construe or interpret this Agreement or to determine any rights or obligations under this Agreement;

d. All references to the singular in this Agreement shall also include the plural and all plural forms shall include the singular; any use of pronouns shall be deemed to include the neuter, masculine, or feminine as appropriate.

6. Confidentiality. The Parties understand and agree that the terms and conditions of this Agreement are confidential as between the Parties (“Confidential Information”). The Parties agree to maintain in confidence and protect from unauthorized disclosure all Confidential Information, except to the extent that a proposed disclosure by a party of any such Confidential Information is authorized in advance by the other party, or is required by law or legal process, or is necessary in any legal proceeding establishing rights and obligations under this Agreement; provided that this provision shall not preclude either party from disclosing Confidential Information to the officers, directors, or employees of a party or to a party’s agents including, without limitation, its attorneys, accountants, consultants, billing vendors, brokers, lenders, insurance carriers, or bona fide prospective purchasers who have a need to know and specifically agree to be bound by the terms of this Agreement. Notwithstanding any other provision of this Agreement, a Party may file or otherwise disclose this Agreement or portion thereof with any governmental person or body to the extent required by law, provided that such Party shall do so only to the extent necessary (in whole or in part) and shall take all reasonable steps otherwise to preserve the confidentiality of this

Agreement, including where appropriate disclosure under seal. Either Party may issue a press release regarding this Agreement that may include any information that may be required to be included in any filing with the Securities and Exchange Commission by the securities laws as their respective securities advisors may advise.

7. Waiver. No waiver of any term, condition, representation, warranty, or covenant contained in this Agreement shall be effective unless made or confirmed in writing. Unless that writing states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term, condition, representation, warranty, or covenant or a waiver of any other term, condition, representation, warranty, or covenant contained in this Agreement.

8. Mutual Contribution. The Parties and their counsel have mutually contributed to the negotiations and preparation of this Agreement. Accordingly, no provision of this Agreement shall be construed against any party because that Party or its counsel drafted the provisions.

9. Advice of Counsel. Each party hereto acknowledges that it has received the advice of legal counsel of its own selection, and that it executes this Agreement with full knowledge of its terms and conditions and their legal significance and with the express intention of affecting its legal consequences.

10. Notices. All notices required or permitted under this Agreement will be effective upon actual receipt and shall be delivered by a nationally recognized overnight courier, or by facsimile, to the addresses listed below for each party, or to such other addresses as any party may subsequently designate in writing.

If to US LEC:

Thomas Gooley

Vice President-Treasurer

US LEC Corp.

6801 Morrison Boulevard

Morrocroft III

Charlotte, NC 28211

Fax number: 704-602-1133

e-mail: tgooley@uslec.com

with a copy to

Terry J. Romine

Deputy General Counsel - Regulatory

US LEC Corp.

6801 Morrison Boulevard

Morrocroft III

Charlotte, NC 28211

Fax number: 704-602-1119

If to Qwest:

Kevin Lanoha

Qwest Services Corporation

1801 California Street, Suite 900

Denver, CO 80202

Facsimile: 303-383-6663

Steve Hansen

Vice President, Carrier Relations

Qwest Services Corporation

1801 California Street, Suite 2400

Denver, CO 80202

Facsimile: 303-896-8887

With a copy to:

Timothy R. Beyer

Amy L. Benson

Brownstein, Hyatt & Farber, P.C.

410 17th Street, 22nd Floor

Denver, CO 80202

Facsimile: 303-223-1111

11. Governing Law. This Agreement will be governed by the laws of the state of Delaware, without regard to its choice of law provisions.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties, their duly authorized representatives, affix their signatures hereto.

QWEST COMMUNICATIONS CORPORATION

By:	/s/ Steven Hansen
Name:	Steven Hansen
Title:	VP -
Date:	8/4/2006

US LEC CORP.

By:	/s/ J. Lyle Patrick
Name:	J. Lyle Patrick
Title:	Chief Financial Officer
Date:	8/4/2006